Exhibit 3.23

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

TEGRITY, INC.

Daniel M. Platzker and Yoav Agmon certify that they are the Chief Executive Officer and Secretary, respectively, of Tegrity, Inc., a California corporation (the “Corporation”), and further certify the following:

1. The Articles of Incorporation of the Corporation are amended and restated to read in full as follows:

“I.

The name of this corporation is Tegrity, Inc.

II.

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

III.

This corporation is authorized to issue only one class of shares of stock; and the total number of shares which this corporation is authorized to issue is 758,263.

IV.

The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California laws.

V.

The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaws provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders.”

2. The foregoing amendment and restatement of the Articles of Incorporation of the Corporation has been duly approved by the Board of Directors of the Corporation.

3. The foregoing amendment and restatement of the Articles of Incorporation of the Corporation has been duly approved by the shareholders of the Corporation in accordance with the Section 902 of the California Corporations Code. The total number of outstanding shares of the Corporation is 758,263 shares of Common Stock. The number of shares of Common Stock voting in favor of the amendment and restatement equaled or exceeded the vote required. The vote required was a majority of the Common Stock.

The undersigned further declare under penalty of perjury under the laws of the State of California that the matters set forth in the foregoing certificate are true and correct of their own knowledge.

Dated: June 8, 1995

/s/ Daniel M. Platzker
Daniel M. Platzker, Chief Executive Officer

/s/ Yoav Agmon
Yoav Agmon, Secretary

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